Exhibit 99.(a)(1)(D)

FORM OF EXCHANGE OFFER ANNOUNCEMENTS

TO:	All Solazyme, Inc. Employees
FROM:	Paul Quinlan, General Counsel
SUBJECT:	IMPORTANT NEWS: Launch of Stock Option Exchange Program
DATE:	January 21, 2015

IMPORTANT NEWS — PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 9:00 P.M., PACIFIC TIME, ON FEBRUARY 18, 2015.

I am pleased to announce that Solazyme is today launching an option exchange program in which employees of Solazyme, Inc. are being offered the opportunity to exchange any options that they have at exercise prices of $6.79 or above for new options, representing one half the number of shares underlying the exchanged options, at a lower exercise price. This e-mail provides a summary of the exchange program. You are receiving this communication because you hold eligible stock options. I encourage you to carefully read the “Offer to Exchange Certain Outstanding Stock Options for New Stock Options” as well as the other offering materials contained in the Schedule TO we filed with the Securities and Exchange Commission earlier today, all of which are available on the Solazyme intranet at https://intranet.internal.solazyme.com/index.php/Options-Exchange. These materials will help you to understand the risks and benefits of our exchange program and the terms and conditions of the offer. A personalized Election Form containing a list of all your eligible options is being provided to you today. If you need an additional copy of your personalized Election Form please send a request to options-exchange@solazyme.com.

STOCK OPTION EXCHANGE PROGRAM INFORMATION

Below you will find a basic outline of the exchange program. You can learn about the exchange program by reviewing the resources on the Solazyme intranet at https://intranet.internal.solazyme.com/index.php/Options-Exchange. If you choose to participate, you can elect to do so by completing your personalized Election Form that is being provided to you today.

ELIGIBILITY

All Solazyme, Inc. employees who hold options with exercise prices at or above $6.79 per share and are continuously employed by Solazyme, Inc. throughout the offering period are eligible to participate in the exchange program.

EXCHANGE DETAILS

Eligible surrendered options will be exchanged for replacement options on a two-for-one basis (i.e., a surrendered option covering 100 shares will be exchanged for a new option covering 50 shares). Some key features of the new replacement options include:

Type of Option: Eligible stock options may be exchanged for replacement non-qualified stock options (even if the option being tendered is an incentive stock option).

Vesting Period: Each new stock option will have the same rate of vesting, from the same vesting commencement date, as the corresponding eligible option (with half as many shares vesting on each vesting date versus the surrendered option), provided that any vesting that would have occurred prior to January 1, 2016 will cumulate and cliff vest on January 1, 2016. This is the case even if the eligible options were fully vested on the date of the exchange. Vesting is subject to continued service through the vesting date.

Option Term: New stock options will have the same term as the corresponding surrendered option.

Exercise Price: New stock options will have an exercise price equal to the closing sale price of Solazyme’s common stock, as reported on The NASDAQ Global Select Market, on the grant date of the new option, which is expected to be February 19, 2015 (the business day after the conclusion of the exchange offer).

TIMING

The offering period begins now and will end at 9:00 p.m., Pacific Time, on February 18, 2015, unless Solazyme is required or decides to extend the offering period to a later date.

Employees who wish to participate in the exchange program must elect to participate during this window by submitting a completed Election Form. We will not accept any elections after 9:00 p.m., Pacific Time, on February 18, 2015, unless Solazyme is required or decides to extend the offering period to a later date.

Employees who wish to change or withdraw their previously submitted election to exchange options may do so at any time on or before 9:00 p.m., Pacific Time, on February 18, 2015. If Solazyme is required or decides to extend the offering period to a later date, employees may change or withdraw their election at any time until the end of the offering period. To withdraw a previously submitted election, an employee must submit a Notice of Withdrawal before that deadline, indicating an election not to exchange eligible options.

Based on our expected timeline, employees will be granted a replacement option in exchange for each eligible option tendered for exchange on February 19, 2015.

HOW TO LEARN MORE

The election period for our exchange program begins today. There are many things to consider when deciding whether or not to participate in this exchange program, and we encourage you to carefully read the offering materials available at https://intranet.internal.solazyme.com/index.php/Options-Exchange before deciding whether to participate. Please review the documents on the intranet for more information and instructions on how to elect to participate in the exchange program, change a prior election or withdraw your election before the end of the election period.

In addition, we will be holding informational sessions on the dates and at the times listed below to review the terms of the exchange program and answer any questions about the exchange program you may have. The date and times are:

Date:	Time:	Location:	Video Streaming:
January 22, 2015	noon (PST)	St. Thomas Conference Room	Yes
February 4, 2015	noon (PST)	St. Thomas Conference Room	Yes
February 13, 2015	noon (PST)	St. Thomas Conference Room	Yes

If you have any questions about the exchange program, you may also send an email to options-exchange@solazyme.com.

SOLAZYME MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THIS EXCHANGE PROGRAM.

TO:	All Solazyme, Inc. Employees
FROM:	Jonathan Wolfson, Chief Executive Officer
SUBJECT:	IMPORTANT NEWS: Launch of Stock Option Exchange Program
DATE:	January 21, 2015

As you all know, over the last several months we have spent considerable time and energy evaluating the strategy and operations of the company, resulting in a number of recent, and sometimes painful, company initiatives. During this process we have tried to balance the interests of all of the company’s stakeholders, including stockholders, customers, partners and employees. In talking with employees during this process one of the messages that we’ve heard loud and clear is that with the recent decline in the stock price our existing equity option grants may no longer provide the incentive and retention value they were intended to achieve. In order to address this we made new options grants in December, and we are pleased to announce the launch of an option exchange program. This program will give employees the opportunity to exchange their underwater options on a 2 for 1 basis (specifically anything with a strike price at or above $6.79) for a reduced number of options at a lower strike price (current market price on the day of grant) and with some modest delayed vesting. We are very excited to be able to offer this program to employees.

Today you will receive an email from Paul Quinlan, our General Counsel, which summarizes the exchange program in more detail and includes links to the offering material that we filed with the Securities and Exchange Commission. I encourage you to carefully review that offering material and decide whether the exchange program is something that you would like to participate in. The program is voluntary and there is no requirement to participate. That said, we are very pleased to be able to offer this opportunity to you.

We will also be holding informational sessions to review the terms of the exchange program and answer any questions about the exchange program you may have. Those details are included in Paul’s email.

You are the reason we have made it this far, and you are what will enable our huge future success. We hope that you will agree that by offering this exchange program we are trying to support our employees in a way that aligns with those of our stockholders.

Jonathan